Exhibit (h)(5)(ii)

ADMINISTRATION AGREEMENT

NEUBERGER BERMAN CAYMAN COMMODITY FUND I LTD.

This Agreement is made as of October 21, 2022, between Neuberger Berman Cayman Commodity Fund I Ltd., an exempted company organized under the laws of the Cayman Islands (“Company”), and Neuberger Berman Investment Advisers LLC, a Delaware limited liability company (“Administrator”).

WHEREAS, the Company is a wholly owned subsidiary of Neuberger Berman Commodity Strategy ETF (“Fund”), a series of Neuberger Berman ETF Trust (“Trust”), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, diversified management investment company;

WHEREAS, the Company desires to retain the Administrator to furnish administrative services, including shareholder accounting, recordkeeping, and other services, and the Administrator is willing to furnish such services,

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Services of the Administrator.

1.1 Administrative Services. The Administrator shall supervise the business and affairs of the Company and shall provide such services required for effective administration of the Company as are not provided by employees or other agents engaged by the Company; provided, that the Administrator shall not have any obligation to provide under this Agreement any services related to the distribution of the Company’s shares, or any other services that are the subject of a separate agreement or arrangement between the Company and the Administrator. The Administrator can use any of the officers and employees of Neuberger Berman Investment Advisers LLC to provide any of the services or reports required under this agreement. Subject to the foregoing, in providing administrative services hereunder, the Administrator shall:

1.1.1 Office Space, Equipment and Facilities. Furnish without cost to the Company, or pay the cost of, such office space, office equipment and office facilities as are adequate for the needs of the Company;

1.1.2 Personnel. Provide, without remuneration from or other cost to the Company, the services of individuals, and pay the salaries of such individuals, competent to perform all of the executive, administrative and clerical functions of the Company that are not performed by employees or other agents engaged by the Company or by the Administrator acting in some other capacity pursuant to a separate agreement or arrangement with the Company;

1.1.3 Agents. Assist the Company in selecting and coordinating the activities of the other agents engaged by the Company, including the Company’s custodian, independent auditors and legal counsel;

1.1.4 Trustees and Officers. Authorize and permit the Administrator’s directors, officers or employees who may be elected or appointed as directors of the Company to serve in such capacities, without remuneration from or other cost to the Company;

1.1.5 Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Company are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations; and

1.1.6 Reports and Filings. Assist in the preparation of (but not pay for) all periodic reports by the Company to shareholders of the Company or shareholders of the Fund and all reports and filings required to maintain the registration and qualification of the Fund’s shares, or to meet other regulatory or tax requirements applicable to the Company or Fund, under federal and state securities and tax laws.

1.2 Other Services. The Administrator shall provide such other services required by the Company as the parties may from time to time agree in writing are appropriate to be provided under this Agreement.

2. Expenses of the Company.

2.1 Expenses to be Paid by the Administrator. The Administrator shall pay all salaries, expenses and fees of the officers, directors, or employees of the Company who are officers, directors or employees of the Administrator. If the Administrator pays or assumes any expenses of the Company not required to be paid or assumed by the Administrator under this Agreement, the Administrator shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Administrator of any obligation to the Company under any separate agreement or arrangement between the parties.

2.2 Expenses to be Paid by the Company. The Company shall bear all expenses of its operation, except those specifically allocated to the Administrator under this Agreement or under any separate agreement between the Company and the Administrator. Expenses to be borne by the Company shall include both expenses attributable to the operation of the Company and the offering of its shares. Subject to any separate agreement or arrangement between the Company and the Administrator, the expenses hereby allocated to the Company, and not to the Administrator, include, but are not limited to:

2.2.1 Custody. All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of its cash, securities, and other property;

2.2.2 Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, if any, including but not limited to the charges of any shareholder servicing agent, dividend disbursing agent or other agent (other than the Administrator hereunder) engaged by the Company to service shareholder accounts, if any;

2.2.3 Shareholder Reports. All expenses of preparing, setting in type, printing and distributing reports and other communications to shareholders of the Company;

2.2.4 Pricing and Portfolio Valuation. All expenses of computing the Company’s net asset value (“NAV”) per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Company’s investment portfolio;

2.2.5 Communications. All charges for equipment or services used for communications between the Administrator or the Company and any custodian, shareholder servicing agent, portfolio accounting services agent (if any), or other agent engaged by the Company;

2.2.6 Legal and Accounting Fees. All charges for services and expenses of the Company’s legal counsel and independent auditors;

2.2.7 Directors’ Fees and Expenses. All compensation of Directors other than those affiliated with the Administrator, all expenses incurred in connection with such unaffiliated Directors’ services as Directors, and all other expenses of meetings of the Directors or committees thereof;

2.2.8 Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy materials, and proxy solicitation therefor;

2.2.9 Federal or Other Registration Fees. If applicable, all fees and expenses of registering and maintaining the registration of the Company under the 1940 Act, the registration of Company’s shares under the Securities Act of 1933, as amended (the “1933 Act”), and the registration of the Company or the Company’s shares under any other federal or state law, including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any Registration Statement, Prospectus and SAI under the 1933 Act, the 1940 Act or any other federal or state law, and any amendments or supplements that may be made from time to time;

2.2.10 Confirmations. All expenses incurred in connection with the issue and transfer of a Company’s shares, including the expenses of confirming all share transactions;

2.2.11 Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Directors, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Company in a manner approved by the Directors;

2.2.12 Brokerage Commissions. All brokers’ commissions and other charges incident to the purchase, sale or lending of the Company’s portfolio securities;

2.2.13 Taxes. All taxes or governmental fees payable by or with respect to the Company to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

2.2.14 Trade Association Fees. All fees, dues and other expenses incurred in connection with the Company’s membership in any trade association or other investment organization;

2.2.15 Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Company is a party and the expenses the Company may incur as a result of its legal obligation to provide indemnification to the Director and agents;

2.2.16 Organizational Expenses. All organizational expenses of the Company paid or assessed by the Administrator, which the Company shall reimburse to the Administrator at such time or times agreed by the Company and Administrator; and

2.2.17 Investment Advisory Services. Any fees and expenses for investment advisory services that may be incurred or contracted for by the Company.

3. Administration Fee.

3.1 Fee. As compensation for all services rendered, facilities provided and expenses paid or assumed by the Administrator to or for the Company under this Agreement, the Company shall pay an annual fee as set out in Schedule A to this Agreement.

3.2 Computation and Payment of Fee. The administration fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accruals for the Company shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual administration fee rate (as set forth in Schedule A hereto), and multiplying this product by the NAV of the Company, determined in the manner established by the Directors, as of the close of business on the last preceding business day on which the Company’s NAV was determined.

4. Ownership of Records. All records required to be maintained and preserved by the Company pursuant to the provisions or rules or regulations of the Securities and Exchange Commission (“SEC”) under Section 31(a) of the 1940 Act and maintained and preserved by the Administrator on behalf of the Company are the property of the Company and shall be surrendered by the Administrator promptly on request by the Company; provided, that the Administrator may at its own expense make and retain copies of any such records.

5. Reports to Administrator. The Company shall furnish or otherwise make available to the Administrator such copies of the Company’s financial statements, proxy statements, reports, and other information relating to its business and affairs as the Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

6. Reports to the Company. The Administrator shall prepare and furnish to the Company such reports, statistical data and other information in such form and at such intervals as the Company may reasonably request.

7. Ownership of Software and Related Materials. All computer programs, written procedures and similar items developed or acquired and used by the Administrator in performing its obligations under this Agreement shall be the property of the Administrator, and the Company will not acquire any ownership interest therein or property rights with respect thereto.

8. Confidentiality. The Administrator agrees, on its own behalf and on behalf of its employees, agents and contractors, to keep confidential any and all records maintained and other information obtained hereunder which relates to the Company or the Fund, except that the Administrator may deliver records or divulge information (a) when requested to do so by duly constituted authorities after prior notification to and approval in writing by the Company (which approval will not be unreasonably withheld and may not be withheld by the Company where the Administrator advises the Company that it may be exposed to civil or criminal contempt proceedings or other penalties for failure to comply with such request) or (b) whenever requested in writing to do so by the Company.

9. The Administrator’s Actions in Reliance on Legal Opinions, Etc.; Company’s Compliance with Laws. The Administrator may consult with legal counsel for the Company or Fund or with the Administrator’s own legal counsel, in respect of any matter arising in connection with this Agreement; and the Administrator shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with the advice or opinion of such legal counsel. The Administrator shall be protected in acting upon any such advice or opinion and upon any other paper or document delivered by the Company or such legal counsel which the Administrator believes to be genuine and to have been signed by the proper person or persons, and the Administrator shall not be held to have notice of any change of status or authority of any representative of the Company, until receipt of written notice thereof from the Company.

10. Services to Other Clients. Nothing herein contained shall limit the freedom of the Administrator or any affiliated person of the Administrator to render administrative or shareholder services to other investment companies, to act as administrator to other persons, firms, or corporations, or to engage in other business activities.

11. Limitation of Liability Regarding the Trust. The Administrator shall look only to the assets of the Company for performance of this Agreement, and neither the Directors nor any of Company’s employees or agents, whether past, present or future shall be personally liable therefor.

12. Indemnification by the Company. The Company shall indemnify the Administrator and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrator that result from: (i) any claim, action, suit or proceeding in connection with the Administrator’s entry into or performance of this Agreement with respect to the Company; or (ii) any action taken or omission to act committed by the Administrator in the performance of its obligations hereunder with respect to the Company; or (iii) any action of the Administrator upon instructions believed in good faith by it to have been executed by a duly authorized representative of the Company; provided, that the Administrator shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or misconduct on the part of the Administrator or its employees, agents or contractors. Before confessing any claim against it which may be subject to indemnification by the Company hereunder, the Administrator shall give the Company reasonable opportunity to defend against such claim in its own name or in the name of the Administrator.

13. Indemnification by the Administrator. The Administrator shall indemnify the Company and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Company which result from: (i) the Administrator’s failure to comply with the terms of this Agreement with respect to the Company; or (ii) the Administrator’s lack of good faith in performing its obligations hereunder with respect to the Company; or (iii) the Administrator’s negligence or misconduct or that of its employees, agents or contractors in connection herewith with respect to the Company. The Company shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or misconduct on the part of the Company or its employees, agents or contractors other than the Administrator unless such negligence or misconduct results from or is accompanied by negligence or misconduct on the part of the Administrator, any affiliated person of the Administrator, or any affiliated person of an affiliated person of the Administrator. Before confessing any claim against it which may be subject to indemnification hereunder, the Company shall give the Administrator reasonable opportunity to defend against such claim in its own name or in the name of the Company.

14. Effect of Agreement. Nothing herein contained shall be deemed to require the Company to take any action contrary to the Memorandum and Articles of Association of the Company, as amended or restated, or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Directors of their responsibility for and control of the conduct of the business and affairs of the Company.

15. Term of Agreement. The term of this Agreement shall begin on the date first written above and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for one year. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance with respect to the Company is approved at least annually by vote or written consent of the Trustees of the Trust, including a majority of the Trustees of the Trust who are not interested persons of either the Trust or the Administrator (“Disinterested Trustees”); and provided further, that the Administrator shall not have notified the Company in writing at least sixty days prior to the first expiration date hereof or at least sixty days prior to any expiration date in any year thereafter that it does not desire such continuation. The Administrator shall furnish the Trust or the Company, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

16. Amendment or Assignment of Agreement. Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized (i) by resolution of the Directors, (ii) by resolution of the Trustees of the Trust, including the vote or written consent of a majority of the Disinterested Trustees, and (iii) by vote of a majority of the outstanding voting securities of the Company. This Agreement shall terminate automatically and immediately in the event of its assignment; provided, that with the consent of the Company, the Administrator may subcontract to another person any of its responsibilities.

17. Termination of Agreement. This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon at least sixty days’ prior written notice to the other party; provided, that in the case of termination by the Company, such action shall have been authorized (i) by resolution of the Directors, (ii) by resolution of the Trustees of the Trust, including the vote or written consent of a majority of the Disinterested Trustees, or (iii) by vote of a majority of the outstanding voting securities of the Company.

18. Name of the Company. The Company hereby agrees that if the Administrator shall at any time for any reason cease to serve as administrator to the Company, the Company shall, if and when requested by the Administrator, eliminate from the Company’s name the name “Neuberger Berman” and thereafter refrain from using the name “Neuberger Berman” or the initials “NB” in connection with its business or activities, and the foregoing agreement of the Company shall survive any termination of this Agreement and any extension or renewal thereof.

19. Interpretation and Definition of Terms. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20. Choice of Law. This Agreement is made and to be principally performed in the State of New York, and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

21. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

22. Execution in Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

NEUBERGER BERMAN CAYMAN COMMODITY FUND I LTD.

/s/ Joseph V. Amato
Name:	Joseph V. Amato
Title:	Director

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

/s/ Joseph V. Amato
Name:	Joseph V. Amato
Title:	President and Chief Executive Officer

Date: October 21, 2022

NEUBERGER BERMAN CAYMAN COMMODITY FUND I LTD.

ADMINISTRATION AGREEMENT

SCHEDULE A

Compensation pursuant to Paragraph 3 of the Administration Agreement shall be:

(1)	0.00% per annum of the average daily net assets of the Company to the Administrator.*

*	The Company will pay fees to State Street Bank and Trust Company (“State Street”) for sub-administration services provided by State Street or its affiliates to the Company pursuant to that certain Sub-Administration Agreement dated as of May 1, 2000 by and between State Street and the Administrator (formerly known as Neuberger Berman Management, Inc.) (as may be amended, supplemented, restated or otherwise modified from time to time).

Date: October 21, 2022

Sch. A-1